Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Creative Realities, Inc. on Form S-3 (No. [XX]) to be filed on or about June 11, 2020 of our report dated March 12, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report was included in Creative Realities, Inc.’s Annual Report on Form 10-K filed March 13, 2020. Our report also includes an explanatory paragraph that refers to Creative Realities, Inc.’s change in accounting for leases. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 11, 2020